UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 3, 2007 (October 1, 2007)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-459-3553

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2007, Steel Dynamics, Inc. and OmniSource Corporation announced the execution of a definitive agreement whereby Steel Dynamics (SDI) will acquire OmniSource, one of North America’s largest scrap recycling companies, a privately held company based in Fort Wayne, Indiana.

Pursuant to the agreement, which has been unanimously approved by the Boards of Directors of both companies, Steel Dynamics will acquire all of the outstanding stock of OmniSource Corporation in a transaction valued at slightly more than $1 billion. OmniSource shareholders will receive 9.7 million shares of Steel Dynamics stock and $425 million in cash. The aggregate transaction value includes the assumption by SDI of certain liabilities, including net debt, which is expected to be approximately $210 million at closing. Completion of the transaction is subject only to regulatory approval, and is expected to close in November 2007.

A copy of the Stock Purchase Agreement regarding the foregoing transaction, dated October 1, 2007, is attached hereto as
Exhibit 10.60.

Item 8.01.  Other Events.

On October 1, 2007, Steel Dynamics issued a press release announcing the entry into a definitive agreement under the terms of which Steel Dynamics plans to acquire OmniSource Corporation.   A copy of such press release is furnished herewith as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

( c )                            Exhibits.

Exhibit Number	Description
10.60	“Stock Purchase Agreement Among Steel Dynamics, Inc., OmniSource Corporation, And The Shareholders Listed On The Signature Pages Hereto” dated October 1, 2007.

99.1	A press release dated October 1, 2007 titled “Steel Dynamics to Acquire OmniSource Corporation.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/ Theresa E. Wagler

Date: October 3, 2007	By:	Theresa E. Wagler
	Title:	Chief Financial Officer